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                     [LETTERHEAD OF PEAT MARWICK LLP]



May 19, 1998


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Eagle-Picher Industries, Inc. and, under the date of February 5, 1997, we reported on the consolidated financial statements of Eagle-Picher Industries, Inc. and subsidiaries as of November 30, 1996 and for each of the years in the two-year period ended November 30, 1996. On February 5, 1997, our appointment as principal accountants was terminated. We have read Eagle-Picher Industries, Inc.'s statements included in its registration statements on Amendments No. 1 to Form S-4 (Registration Nos. 333-49957 and 333-44971), and we agree with such statements, except that we are not in a position to agree or disagree with Eagle-Picher Industries, Inc.s' statement that the board of directors approved our dismissal upon the recommendation of the audit committee of the board of directors and we are not in a position to agree or disagree with Eagle-Picher Industries, Inc.'s statement that Deloitte & Touche LLP was not consulted regarding matters of accounting principles, practices or financial statement disclosure prior to Deloitte & Touche LLP being engaged as auditors.


Very truly yours,


/s/ KPMG Peat Marwick LLP

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